EXHIBIT 99.2
For Immediate Release
Spanish Broadcasting Announces Appointment of Director and
Audit and Compensation Committee Member
     Coconut Grove, FL, October 2, 2007 — Spanish Broadcasting System, Inc. (“SBS”; NASDAQ: SBSA) announced today that Mitchell A. Yelen has joined the Board of Directors effective September 28, 2007. The Board has appointed Mr. Yelen to serve on the Audit Committee, which now consists of three independent directors.
     “We welcome Mitchell to the Board. We are delighted to have the benefit of his deep experience and knowledge and we look forward to working with him,” said Raul Alarcon, President and CEO.
     Mr. Yelen is currently the Director of tax services at Pinchasik, Strongin, Muskat, Stein & Company, P.A. where he has been employed since 1984 specializing in litigation support, complex tax research and financial planning. Yelen previously held positions at CPA firms: Kaufman, Rossin & Co., P.A. and Alexander Grant & Co., P.A. Among other degrees, he holds an M.B.A. in Finance from Northwestern University and a J.D. and L.L.M. in taxation from the University of Miami.
     The Company believes that with Mr. Yelen’s appointment it has regained compliance with Rule 4350(d)(2)(A) within the cure period described in the letter the Company received from the Nasdaq Stock Market dated April 11, 2007.
SBSA Safe Harbor Statement
This press release may contain both forward-looking statements. All statements other than statements of exclusive historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations concerning future results and events. We do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company’s historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in our annual report on Form 10-K for the year ended December 31, 2006, and those described from time to time in our future reports filed with the Securities and Exchange Commission.

About Spanish Broadcasting System
Spanish Broadcasting System, Inc. is the nation’s largest publicly traded Hispanic-controlled media and entertainment company. A multimedia organization, SBS has developed a diversified portfolio of radio, TV and online brands that reach millions of Spanish-speaking fans every day. SBS currently owns and operates 20 radio stations located in the top Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico. The Company also owns and operates Mega TV, a rapidly growing television network based in South Florida with national distribution through DIRECTV. SBS’s bilingual Spanish-English Web site, www.LaMusica.com, is one of the leading online destinations for Hispanic entertainment content. SBS also produces live concerts and events throughout the U.S. and Puerto Rico. The Company’s corporate website can be accessed at www.spanishbroadcasting.com.
Contacts:
Analysts and Investors
Joseph A. García
Executive Vice President, Chief Financial Officer
(305) 441-6901
tangel@sbscorporate.com
Media and Press
Dan Harris
Brainerd Communicators, Inc.
(212) 986-6667
harris@braincomm.com